Exhibit 99.9

From BIO-key.com

BIO-KEY CORPORATE NEWS

BIO-key Raises $4.5 Million in Private Placement

By Bud Yanak

Jun 10, 2005, 08:22

BIO-key Raises $4.5 Million in Private Placement

Conversion Priced at 30% Market Premium

Wall, N.J.  - June 10, 2005 - BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification and wireless public safety solutions, today announced that it issued convertible debentures and warrants to institutional and accredited investors in a private placement, providing gross proceeds to the Company of approximately $4.5 million. The debentures are convertible into the Company’s common stock at a price of $1.35 per share. The investors received warrants to purchase approximately 1.3 million shares of the Company’s common stock at an average price of $1.52 per share.

Mike DePasquale, BIO-Key CEO said, “With all the recent publicized events of compromised data and identity theft we are seeing a major inflection point in biometric demand. These additional financial resources, at favorable terms, will provide us the financial flexibility to continue to execute our plan and pursue incremental growth opportunities. We affirm our guidance for 30 percent revenue growth for the second quarter and we want to ensure we have the resources in place to capture the emerging near term biometric and handheld mobile and wireless opportunities we see.”

Jesup & Lamont served as the placement agents for the transaction.

Laurus Funds, a New York based Institutional equity fund led the transaction

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers. BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases. BIO-key’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft. Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the

Private Securities Litigation Reform Act of 1995. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk

Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the

Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Far more information contact:

Julie Garand

508-460-4036

Julie.garand@bio-key.com

© Copyright 2005 by BIO-key International, Inc.